EXHIBIT 99

SP Plus Corporation Announces Fourth Quarter and Full-Year 2018 Results

Strong 2018 results; Bags integration progressing well; Provides 2019 outlook

CHICAGO, Feb. 20, 2019 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading provider of parking, ground transportation, baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America, today announced its fourth quarter and full-year 2018 results.

G Marc Baumann, President and Chief Executive Officer, stated, “We are very pleased with our 2018 results. The 2018 reported results were affected by acquisition-related costs as well as the results of the recently acquired Bags business. Excluding acquisition-related costs and the post-acquisition contribution from Bags, we met or exceeded our 2018 guidance for adjusted net income, EPS and EBITDA.  We also exceeded our revised free cash flow guidance for the year, largely due to favorable timing of certain working capital items.”

Mr. Baumann continued, “We saw solid gross profit growth from existing business in the fourth quarter and for the full-year across a majority of our markets. In addition, strong cost controls coupled with our ongoing focus on safety also contributed to solid growth in year-over-year adjusted EBITDA. We made excellent progress during 2018 on several key initiatives, including expanding our revenue management and marketing capabilities, enhancements to client and internal dashboards, and the relaunch of parking.com.”

Mr. Baumann concluded, “As we move forward in 2019 and beyond, our primary focus will be driving growth in new business, leveraging cross-selling opportunities from our recent acquisition of Bags, and further enhancing our risk management programs. We have a number of key initiatives in place to support these priorities.”

Financial Summary

In millions except per share	Three Months Ended December 31, 2018		Three Months Ended December 31, 2017
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$48.5	$45.0	$41.4	$41.4
General and administrative expenses (2)	$27.7	$21.9	$19.6	$19.5
Net income attributable to SP Plus (2)	$9.1	$13.0	$7.8	$8.9
Diluted earnings per share (EPS) (2)	$0.40	$0.57	$0.35	$0.40
EBITDA (1),(2)	$20.0	$22.4	$21.1	$21.3
Net cash provided by operating activities	$35.3	NA	$23.8	NA
Free cash flow (1)	$33.1	NA	$22.6	NA

In millions except per share	Twelve Months Ended December 31, 2018		Twelve Months Ended December 31, 2017
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$184.0	$180.7	$185.3	$176.9
General and administrative expenses (2)	$91.0	$81.8	$82.9	$81.6
Net income attributable to SP Plus (2)	$53.2	$52.8	$41.2	$38.2
Diluted earnings per share (EPS) (2)	$2.35	$2.34	$1.83	$1.70
EBITDA (1),(2)	$89.8	$95.7	$99.2	$92.1
Net cash provided by operating activities	$70.9	NA	$45.2	NA
Free cash flow (1)	$62.2	NA	$39.7	NA

(1) Refer to the disclosure regarding use of non-GAAP financial measures and the accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted earnings per share attributable to SP Plus (“adjusted EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger/acquisition and integration costs, including costs incurred to evaluate potential acquisitions, (b) non-routine structural and other repairs at legacy Central Parking lease locations, (c) non-routine settlements, (d) the net impact of non-routine asset sales or dispositions, (e) the net loss or gains and the financial results related to sold businesses, (f) the equity in income or losses from investment in unconsolidated entities, and (g) non-routine tax items, including the overall net impact of the U.S. Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”) on 2017.  The 2018 adjusted results do not include any operating results from the acquired Bags business, nor incremental borrowing costs incurred in connection with the acquisition.  Please refer to the accompanying financial tables for a reconciliation of these adjusted measures to U.S. GAAP.

Fourth Quarter Operating Results

Reported gross profit in the fourth quarter of 2018 was $48.5 million, as compared to $41.4 million in the same quarter of 2017, an increase of $7.1 million or 17%. The fourth quarter 2018 acquisition of Baggage Airline Guest Services, Inc. and Home Serv Delivery, LLC, their subsidiaries and affiliates (collectively, “Bags”) contributed $3.4 million to 2018 reported gross profit. Adjusted gross profit for the fourth quarter of 2018 was $45.0 million, an increase of $3.6 million, or 9%, as compared to the fourth quarter of 2017. The primary drivers of year-over-year growth in adjusted gross profit were better performance from existing business, the non-recurrence of a 2017 legal settlement, and a more favorable adjustment in prior-year casualty loss reserve estimates in 2018 as compared to the same period of 2017.

Reported general and administrative (“G&A”) expenses for the fourth quarter of 2018 were $27.7 million, as compared to $19.6 million in the fourth quarter of 2017, an increase of $8.1 million or 41%, which reflects the post-acquisition results of Bags as well as costs incurred to evaluate and consummate the acquisition. Adjusted G&A expenses for the fourth quarter of 2018 were $21.9 million, an increase of $2.4 million or 12% from the fourth quarter of 2017. The increase in adjusted G&A was primarily due to an increase in accruals for performance-based and long-term compensation.

Reported net income attributable to SP Plus was $9.1 million in the fourth quarter of 2018, as compared to $7.8 million in the same period of 2017. Reported net income for 2018 includes the post-acquisition results of Bags. EBITDA was $20.0 million in the fourth quarter of 2018, as compared to $21.1 million in the same period of 2017, but adjusted EBITDA increased by $1.1 million, or 5%, to $22.4 million for the fourth quarter of 2018, as compared to $21.3 million on the same basis for the fourth quarter of 2017.

Reported earnings per share (“reported EPS”) for the fourth quarter of 2018 was $0.40, as compared to $0.35 for the same period of 2017. The post-acquisition results of Bags contributed $0.04, and a lower effective tax rate contributed $0.11, to the year-over-year increase in reported EPS, while acquisition-related borrowing and other costs reduced 2018 reported EPS by $0.18. Adjusted EPS was $0.57 for the fourth quarter of 2018, an increase of $0.17 per share, or 42%, as compared to adjusted EPS of $0.40 for the fourth quarter of 2017. In addition to strong growth in adjusted EBITDA, lower depreciation and amortization expenses as well as a lower effective tax rate contributed to the year-over-year increase in adjusted EPS.

Full-Year Operating Results

Reported gross profit for the full-year of 2018 was $184.0 million, as compared to $185.3 million for the same period of 2017, a decrease of $1.3 million or 1%. Gross profit in 2017 included $8.5 million related to earnings from the sale of the Company’s proportionate share of a joint venture (equity method investee), whereas gross profit in 2018 included $3.4 million from the post-acquisition results of Bags.  Full-year adjusted gross profit was $180.7 million in 2018, an increase of $3.8 million, or 2%, as compared to 2017. The year-over-year increase in adjusted gross profit was primarily due to strong gross profit growth from existing business and continued reduction in overall health program costs.

Reported G&A expenses for the full-year of 2018 were $91.0 million, as compared to $82.9 million in 2017. Adjusted G&A expenses in 2018 were $81.8 million, an increase of $0.2 million from the same period of 2017. A significant increase in performance-based compensation costs was offset by a $1.7 million cost recovery received from a vendor partner in the second quarter of 2018, as well as the effect of continued strong cost controls.

Reported net income attributable to SP Plus was $53.2 million in fiscal 2018, as compared to $41.2 million in fiscal 2017. The reported results reflect the earnings realized from the 2017 sale of the Company’s proportionate share of a joint venture, the 2018 sale of a joint venture interest in Parkmobile, the post-acquisition results of Bags, and non-routine tax items. EBITDA was $89.8 million in fiscal 2018, as compared to $99.2 million in fiscal 2017, but adjusted EBITDA increased by $3.6 million, or 4%, to $95.7 million in 2018, as compared to $92.1 million in 2017.

Reported EPS for the full-year 2018 was $2.35, as compared to $1.83 for the same period of 2017. Earnings realized from the 2017 sale of the Company’s proportionate share of a joint venture contributed $0.22 to 2017 reported EPS, whereas the 2018 sale of a joint venture interest in Parkmobile contributed $0.33 and the acquisition of Bags contributed $0.04 to 2018 reported EPS. In addition, a lower effective tax rate resulting from the 2017 Tax Act contributed approximately $0.37 to reported EPS growth. Adjusted EPS was $2.34 for the full-year 2018, an increase of $0.64 per share or 38%, as compared to adjusted EPS of $1.70 for the same period of 2017. In addition to adjusted EBITDA growth, lower depreciation and amortization expense, primarily due to certain merger-related intangible assets that have been fully amortized, as well as a lower effective tax rate, contributed to the growth in year-over-year adjusted EPS.

Net cash provided by operating activities in fiscal 2018 was $70.9 million and resulting free cash flow was $62.2 million, which includes cash used of $5.2 million for acquisition-related activities and $1.0 million for increased borrowing costs on debt used to fund the acquisition, offset by $3.0 million of free cash flow generated by the acquired Bags business.

Recent Developments

Recent contract awards include:

  A contract to provide parking management and shuttle services at Louisville International Airport in Kentucky.  The operation was previously managed in-house by the Airport Authority.
  A contract to manage curbside valet service at Charleston International Airport, the largest airport in South Carolina.
  A contract to provide parking management services at the main campus of the Community College of Philadelphia.
  A contract to manage the parking operations at the Showcase Mall located on the Las Vegas strip.  The garage, with more than 1,000 parking spaces, will serve visitors to the strip, surrounding hotels, and nearby event venues.
  A partnership with the Malden Redevelopment Authority (MRA), the economic development and urban planning agency for the City of Malden, Massachusetts, to provide parking management services at five parking garages and eight surface lots as well as a passenger van servicing the central business district.

2019 Outlook

GAAP Measures:

  Reported net income attributable to SP Plus is expected to be in the range of $46 - $49 million
  Reported EPS is expected to be in the range of $2.05 to $2.15 per share
  Net cash provided by operating activities is expected to be in the range of $54 - $68 million

Non-GAAP Measures:

  Adjusted net income attributable to SP Plus is expected to be in the range of $58 - $61 million
  Adjusted EPS is expected to be in the range of $2.56 to $2.66 per share
    To aid in understanding year-over-year trends, the amortization of acquired intangible assets from the Bags acquisition, as well as all prior acquisitions, is being excluded in the presentation of adjusted net income and adjusted EPS for 2019 and all comparable periods
  EBITDA is expected to be in the range of $110 - $120 million
  Adjusted EBITDA is expected to be in the range of $111 - $121 million
  Free cash flow is expected to be in the range of $40 - $50 million

Supplemental Bags information:

  The outlook for 2019 reported net income, reported EPS, EBITDA and free cash flow anticipates approximately $1 million for costs related to the integration of the Bags acquisition
  The Bags acquisition is expected to be slightly accretive on reported EPS, excluding non-recurring integration costs
  The Bags acquisition is expected to be accretive to cash flow in 2019

This outlook contemplates an effective book and cash tax rate of approximately 27% and approximately 22.8 million fully-diluted shares outstanding.  This guidance does not contemplate any additional acquisitions, business dispositions, or asset sales outside of the normal course of business.

Conference Call

The Company's quarterly earnings conference call will be held at 8:00 a.m. (Central Time) on February 21, 2019, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, event logistics, and baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America. The Company has more than 20,000 employees and operates in hundreds of cities across North America. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 37 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and its event/large venue group provides a wide range of event logistics services. Bags offers remote airline check-in, baggage handling and related services. For more information, visit www.spplus.com, www.bagsinc.com or www.parking.com.

You should not construe the information on those websites to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the SP Plus website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2019 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; changing consumer preferences; ability to preserve client relationships; difficulty obtaining insurance coverage or obtaining insurance coverage at a reasonable cost; risk that insurance reserves are inadequate because losses are worse than expected; losses not covered by insurance; risks relating to the Company’s acquisition strategy; risks associated with management type contracts and lease type contracts; deterioration in general economic and business conditions or changes in demographic trends; information technology disruption, cyber-attacks, cyber-terrorism and security breaches; risks due to the Company’s substantial indebtedness, including failure to comply with credit facility covenants or meet payment obligations which may accelerate repayment of the Company’s indebtedness; adverse litigation judgments or settlements; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; failure of risk management and safety programs to reduce the cost of risk; labor disputes; failure to attract and retain senior management and other qualified personnel; weather conditions, natural disasters, and military or terrorist attacks could disrupt business; seasonal fluctuations due to weather-related trends; goodwill impairment charges or impairment of long-lived assets; risk that state and municipal government clients sell or enter into long-term lease type contracts with the Company’s competitors or clients for parking-related assets; lack of availability of adequate capital to grow the Company’s business; the Company's ability to obtain performance bonds; the impact of Federal health care reform; adverse changes in tax laws or rulings and uncertainties in the interpretation and application of the 2017 Tax Cuts and Jobs Act; risks associated with joint ventures; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP.  Certain non-GAAP measures, such as adjusted gross profit, adjusted general and administrative expenses (adjusted G&A), adjusted net income attributable to SP Plus (adjusted net income), adjusted net income per share attributable to SP Plus (adjusted EPS), and adjusted EBITDA exclude items that management does not consider indicative of its core performance.  Such adjustments include, among other things: (i) restructuring, merger/acquisition and integration related costs, including costs incurred to evaluate acquisitions; (ii) non-routine structural and other repairs at legacy Central Parking leases; (iii) non-routine settlements; (iv) the impact of non-routine asset sales or dispositions; (v) the net loss or gains and the financial results related to sold businesses; (vi) the equity in income or losses from investment in unconsolidated entities; and (vii) non-routine tax items, including any further developments related to the U.S. Tax Cuts and Jobs Act of 2017. The 2018 adjusted results also do not include the post-acquisition results from the acquired Bags business, nor incremental borrowing costs incurred in connection with that acquisition. Beginning in 2019, for 2019 and all comparable periods, adjusted net income and adjusted EPS will also exclude the amortization of all acquired intangible assets recognized during purchase accounting. Pre-tax adjustments are tax affected at a statutory tax rate of 41% for 2017, 26% for 2018, and 27% for 2019, for adjusted net income and adjusted EPS purposes.

The Company defines EBITDA, a non-GAAP financial measure, as U.S GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in unconsolidated entities. Adjusted EBITDA excludes items that management does not consider indicative of its core performance, as defined per above. The Company believes that the presentation of EBITDA and adjusted EBITDA provide useful information regarding the Company’s operating performance and are useful measures to facilitate comparisons to our historical and future operating results. The Company's definition of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of cash used for acquisitions and net after-tax cash proceeds from the sale of businesses or joint venture related assets), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its ability to generate cash flow from business operations after funding capital expenditures, that can be used to, among other things, repay debt, fund strategic acquisitions, and return value to shareholders. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow should not be considered in isolation of, or as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS, or net cash provided by operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Consolidated Balance Sheets

	December 31,
(millions, except for share and per share data)	2018	2017
Assets	(unaudited)
Cash and cash equivalents	$39.9	$22.8
Notes and accounts receivable, net	150.7	122.3
Prepaid expenses and other	17.2	15.5
Total current assets	207.8	160.6
Leasehold improvements, equipment, land and construction in progress, net	40.3	27.4
Other assets
Advances and deposits	4.2	4.1
Other intangible assets, net	166.0	54.1
Favorable acquired lease contracts, net	17.6	23.3
Equity investments in unconsolidated entities	9.8	18.6
Other assets, net	17.3	18.3
Deferred taxes	14.6	15.9
Cost of contracts, net	9.2	8.9
Goodwill	585.5	431.7
Total other assets	824.2	574.9
Total assets	$1,072.3	$762.9
Liabilities and stockholders' equity
Accounts payable	$110.1	$102.8
Accrued rent	23.5	23.2
Compensation and payroll withholdings	25.8	22.2
Property, payroll and other taxes	9.5	6.8
Accrued insurance	19.7	18.9
Accrued expenses	45.1	25.5
Current portion of long-term obligations under credit facility and other long-term borrowings	13.2	20.6
Total current liabilities	246.9	220.0
Long-term borrowings, excluding current portion
Obligations under credit facility	360.9	132.0
Other long-term borrowings	12.6	1.2
	373.5	133.2
Unfavorable acquired lease contracts, net	24.7	31.5
Other long-term liabilities	58.6	65.1
Total noncurrent liabilities	456.8	229.8
Stockholders' equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of December 31, 2018 and 2017; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of December 31, 2018 and 2017; 22,783,976 and 22,542,672 shares issued and outstanding as of December 31, 2018 and 2017, respectively	—	—
Treasury stock, 305,183 at cost; shares at December 31, 2018 and December 31, 2017	(7.5)	(7.5)
Additional paid-in capital	257.7	254.6
Accumulated other comprehensive loss	(2.4)	(1.2)
Retained earnings	120.7	67.0
Total SP Plus Corporation stockholders' equity	368.5	312.9
Noncontrolling interest	0.1	0.2
Total stockholders' equity	368.6	313.1
Total liabilities and stockholders' equity	$1,072.3	$762.9

SP Plus Corporation
Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
(millions, except for share and per share data)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Services revenue	(unaudited)	(unaudited)	(unaudited)
Lease type contracts (1)	$102.3	$140.5	$413.9	$563.1
Management type contracts	96.8	85.4	361.5	348.2
	199.1	225.9	775.4	911.3
Reimbursed management type contract revenue	178.2	166.5	693.0	679.2
Total services revenue	377.3	392.4	1,468.4	1,590.5
Cost of services
Lease type contracts (1)	94.3	131.4	377.6	518.4
Management type contracts	56.3	53.1	213.8	207.6
	150.6	184.5	591.4	726.0
Reimbursed management type contract expense	178.2	166.5	693.0	679.2
Total cost of services	328.8	351.0	1,284.4	1,405.2
Gross profit
Lease type contracts	8.0	9.1	36.3	44.7
Management type contracts	40.5	32.3	147.7	140.6
Total gross profit	48.5	41.4	184.0	185.3
General and administrative expenses	27.7	19.6	91.0	82.9
Depreciation and amortization	5.2	4.7	17.9	21.0
Operating income	15.6	17.1	75.1	81.4
Other expense (income)
Interest expense	3.2	2.1	9.6	9.2
Interest income	(0.1)	(0.1)	(0.4)	(0.6)
Gain on sale of a business	—	—	—	(0.1)
Equity in (earnings) losses from investment in unconsolidated entity	—	0.2	(10.1)	0.7
Total other expenses (income)	3.1	2.2	(0.9)	9.2
Earnings before income taxes	12.5	14.9	76.0	72.2
Income tax expense	2.7	6.4	19.6	27.7
Net income	9.8	8.5	56.4	44.5
Less: Net income attributable to noncontrolling interest	0.7	0.7	3.2	3.3
Net income attributable to SP Plus Corporation	$9.1	$7.8	$53.2	$41.2
Common stock data
Net income per common share
Basic	$0.40	$0.35	$2.38	$1.86
Diluted	$0.40	$0.35	$2.35	$1.83
Weighted average shares outstanding
Basic	22,465,834	22,221,536	22,394,542	22,195,350
Diluted	22,607,102	22,528,825	22,607,223	22,508,288

(1) Reduction of Services revenue - lease type contracts due to the adoption of Topic 853, which requires rental expense for the periods after January 1, 2018 be presented as a reduction of Services revenue - lease type contracts for those locations (and corresponding contracts) that meet the criteria and definition of a service concession arrangement.

SP Plus Corporation
Consolidated Statements of Cash Flows
	Year Ended December 31,
(millions)	2018	2017
Operating activities	(unaudited)
Net income	$56.4	$44.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18.8	21.7
Net accretion of acquired lease contracts	(1.1)	(2.2)
Loss (gain) on sale of equipment	—	0.2
Net equity in (earnings) losses of unconsolidated entities (net of distributions)	(0.4)	(8.5)
Gain on sale of equity method investment in unconsolidated entity	(10.1)	—
Net gain on sale of a business	—	(0.1)
Amortization of debt issuance costs	0.7	0.7
Amortization of original discount on borrowings	0.5	0.5
Non-cash stock-based compensation	3.1	3.1
Provision for losses on accounts receivable	1.5	0.7
Deferred income taxes	1.3	1.8
Changes in operating assets and liabilities
Notes and accounts receivable	(16.7)	(2.6)
Prepaid assets	0.1	(1.8)
Other assets	2.1	(2.3)
Accounts payable	0.8	(7.2)
Accrued liabilities	13.9	(3.3)
Net cash provided by operating activities	70.9	45.2
Investing activities
Purchase of leasehold improvements and equipment	(8.9)	(6.8)
Proceeds from sale of equipment and contract terminations	0.2	0.8
Cash received from sale of a business, net	—	0.6
Proceeds from sale of equity method investee's sale of assets	19.3	8.4
Cost of contracts purchased	(1.1)	(0.7)
Acquisitions of business, net of cash acquired	(277.9)	—
Net cash (used in) provided by investing activities	(268.4)	2.3
Financing activities
Payments on credit facility revolver	(186.3)	(410.1)
Proceeds from credit facility revolver	333.5	386.6
Proceeds from credit facility term loan	225.0	—
Payments on credit facility term loan	(150.0)	(20.0)
Payments of debt issuance costs and original discount on borrowings	(3.2)	—
Payments on other long-term borrowings	(0.5)	(0.5)
Distribution to noncontrolling interest	(3.3)	(3.2)
Net cash provided by (used in) financing activities	215.2	(47.2)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	0.3
Increase in cash and cash equivalents	17.1	0.6
Cash and cash equivalents at beginning of year	22.8	22.2
Cash and cash equivalents at end of year	$39.9	$22.8
Supplemental Disclosures
Cash paid during the period for
Interest	$8.5	$8.0
Income taxes, net	$15.3	$26.5
Non cash transactions
Capital lease obligations incurred to acquire equipment	$13.0	$1.5

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Twelve months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Gross profit
Gross profit, as reported	$48.5	$41.4	$184.0	$185.3
Add: Non-routine structural repairs and other items	—	—	—	0.1
Add (subtract): Gross profit related to asset sales or dispositions, including earnings from an equity method investee transaction	—	—	0.1	(8.6)
Subtract: Bags gross profit	(3.4)	—	(3.4)	—
Other, rounding	(0.1)	—	—	0.1
Adjusted gross profit	$45.0	$41.4	$180.7	$176.9

General and administrative expenses
General and administrative expenses, as reported	$27.7	$19.6	$91.0	$82.9
Subtract: Restructuring, merger/acquisition and integration costs	(4.6)	(0.1)	(8.0)	(1.3)
Subtract: G&A related to asset sales or dispositions	—	(0.1)		(0.1)
Subtract: Bags G&A	(1.2)	—	(1.2)	—
Other, rounding	—	0.1	—	0.1
Adjusted G&A	$21.9	$19.5	$81.8	$81.6

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$9.1	$7.8	$53.2	$41.2
Add: Non-routine structural and other repairs	—	—	—	0.1
Add: Restructuring, merger/acquisition and integration costs	4.6	0.1	8.0	1.3
Subtract: Bags operating income	(1.3)	—	(1.3)	—
Add: Incremental interest cost	1.0	—	1.0	—
Add (subtract): EBITDA related to asset sales or dispositions, including earnings from an equity method investee transaction	—	0.1	0.1	(8.5)
Add (subtract): (Gain)/loss on sale of business	—	—	—	(0.1)
Add: Equity in (earnings) losses from investment in unconsolidated entity	—	0.2	(10.1)	0.7
Net tax effect of adjustments	(1.1)	—	0.6	2.7
Non-routine tax	0.8	0.8	1.3	0.8
Other, rounding	(0.1)	(0.1)	—	—
Adjusted net income attributable to SP Plus	$13.0	$8.9	$52.8	$38.2

Net income per share, as reported
Basic	$0.40	$0.35	$2.38	$1.86
Diluted	$0.40	$0.35	$2.35	$1.83

Adjusted net income per share
Basic	$0.58	$0.40	$2.36	$1.72
Diluted	$0.57	$0.40	$2.34	$1.70

Weighted average shares outstanding
Basic	22,465,834	22,221,536	22,394,542	22,195,350
Diluted	22,607,102	22,528,825	22,607,223	22,508,288

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended		Twelve months ended
	December 31, 2018	December 31, 2017	December 31, 2108	December 31, 2017
Net income attributable to SP Plus, as reported	$9.1	$7.8	$53.2	$41.2
Add (subtract):
Income tax expense	2.7	6.4	19.6	27.7
Interest expense, net	3.1	2.0	9.2	8.6
Gain on sale of business	—	—	—	(0.1)
Equity in (earnings) losses from investment in unconsolidated entity	—	0.2	(10.1)	0.7
Depreciation and amortization expense	5.2	4.7	17.9	21.0
Other, rounding	(0.1)	—	—	0.1
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$20.0	$21.1	$89.8	$99.2

Add: Non-routine structural and other repairs	—	—	—	0.1
Add: Restructuring, merger/acquisition and integration costs	4.6	0.1	8.0	1.3
Subtract: Bags EBITDA	(2.2)	—	(2.2)
Add (subtract): EBITDA related to asset sales or dispositions, including earnings from an equity method investee transaction	—	0.1	0.1	(8.5)
Other, rounding	—	—	—	—
Adjusted EBITDA	$22.4	$21.3	$95.7	$92.1

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)

	Three months ended		Twelve months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net cash provided by operating activities	$35.3	$23.8	$70.9	$45.2
Net cash (used in) provided by investing activities	(280.4)	(2.1)	(268.4)	2.3
plus: Acquisition of business, net of cash acquired	277.9	-	277.9	-
less: Proceeds from sale of business or equity method investee's sale of assets, net (a)	1.3	1.7	(14.1)	(5.0)
Distribution to noncontrolling interest	(0.7)	(0.8)	(3.3)	(3.2)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	-	(0.6)	0.3
Other, rounding	(0.1)	-	(0.2)	0.1
Free cash flow	$33.1	$22.6	$62.2	$39.7

Supplemental information:
Free cash flow from acquired Bags business	$3.0	$0.0	$3.0	$0.0
Cash used for acquisition-related activities	(3.8)	-	(5.2)	-
Incremental cash interest expense	(1.0)	-	(1.0)	-

(a) Net of cash income taxes paid

SP Plus Corporation
Commercial & Institutional Division Locations (1)

	December 31, 2018	December 31, 2017	December 31, 2016
Leased facilities	628	644	664
Managed facilities (2)	2,514	2,722	2,742
Total facilities	3,142	3,366	3,406

(1) The Company is presenting location data for the Commercial & Institutional Division only. All prior periods have been modified to represent the Commercial & Institutional Division only.
(2) December 31, 2016 facilities are adjusted for Click and Park locations due to the termination of the transition service agreement.

SP Plus Corporation
Supplemental Financial Information - Reconciliation of forward-looking adjusted measures to their comparable GAAP measures

	2019 Outlook	Per Share
Net income attributable to SP Plus, as reported	Approximately $46 - $49 million	$2.05 to $2.15
plus: Integration costs, after tax	Approximately $0.7 million	Approximately $0.03
plus: Amortization of acquired intangible assets, after tax	Approximately $11 million	Approximately $0.48
Adjusted net income attributable to SP Plus	Approximately $58 - $61 million	$2.56 - $2.66

Net income attributable to SP Plus, as reported	Approximately $46 - $49 million
plus: Income tax expense	Approximately $17 - $20 million
plus: Interest expense, net	Approximately $18 - $20 million
plus: Amortization of acquired intangibles	Approximately $15 million
plus: Depreciation and amortization, other	Approximately $14 - $16 million
EBITDA, as reported	Approximately $110 - $120 million
plus: Integration costs	Approximately $1 million
Adjusted EBITDA	Approximately $111 - $121 million

Net cash from operating activities (1)	Approximately $54 - $68 million
less: Capital expenditures, net	Approximately $12 - $15 million
less: Distributions to non-controlling shareholders	Approximately $2 - $3 million
Free cash flow	Approximately $40 - $50 million

(1) Includes anticipated $1MM cash used for integration-related costs

Contacts:
Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com